Exhibit 10.23

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of the 15th day of November, 2022 (the “Amendment Effective Date”), between 25 CORPORATE DRIVE, LLC, a Delaware limited liability company having an address at One Market Plaza, Steuart Tower, Suite 1050, San Francisco, California 94105, as landlord (“Landlord”), and EVERBRIDGE, INC., a Delaware corporation, having an address at 25 Corporate Drive, Burlington, Massachusetts 01803, as tenant (“Tenant”).

W I T N E S S E T H:

Landlord and Tenant are the current holders of the landlord’s and the tenant’s interests, respectively, under that certain Lease dated as of December 16, 2016 (the “Original Lease”), as amended by First Amendment To Lease dated as of February 6, 2018 (the “First Amendment”) and a Second Amendment To Lease dated October 16, 2018 (the “Second Amendment”) for approximately 73,346 rentable square feet of space on the third (3rd) and fourth (4th) floors of the building (the “Building”) located at 25 Corporate Drive, Burlington, Massachusetts (the “Existing Premises”) (as so amended, the Original Lease shall be referred to herein as the “Lease”).

The Term of the Lease for the Existing Premises is scheduled to expire on May 31, 2024 (the “Original Term Expiration Date”).

Landlord and Tenant desire to (a) eliminate from the Existing Premises the portion of the Existing Premises on the 3rd floor of the Building consisting of approximately 36,636 rentable square feet (the “Give Back Premises”), (b) extend the Term of the Lease with respect to the remaining portion of the Existing Premises, and (c) amend the Lease in certain other respects, all as hereinafter set forth. Capitalized terms not otherwise expressly defined herein shall have the meanings ascribed to them in the Lease.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual promises herein contained, Landlord and Tenant agree as follows:

1.
Reduction of Premises. Effective as of the earlier of (a) the nine (9) month anniversary of the Amendment Effective Date or (b) substantial completion by Tenant of its initial construction in that portion of the Existing Premises located on the 4th floor of the Building consisting of approximately 36,710 rentable square feet shown on Exhibit 1.1-1 to the Original Lease (such portion, the “Reduced Premises” and such earlier date, the “Give Back Premises Yield Up Date”), Tenant’s right to use and occupy the Give Back Premises shall terminate and be of no further force or effect, such that thereafter the “Premises” under the Lease shall consist solely of the Reduced Premises. On or before the Give Back Premises Yield Up Date, Tenant shall vacate in its entirety the Give Back Premises and remove all Tenant’s Property therefrom, leaving the same in broom clean condition. In the event that Tenant shall not vacate in its entirety and yield up the Give Back Premises in such condition on or before the Give Back Premises Yield Up Date, Tenant shall be deemed in holdover and shall be liable for holdover charges and damages in accordance with Section 2.2 of the Original Lease. The Permitted Holdover described in Section 2.2 of the Original Lease shall not be applicable to the Give Back Premises.

2.
Extension of Term for Reduced Premises. The Term of the Lease with respect to the Reduced Premises is hereby extended beyond the Original Term Expiration Date for a period of seven (7) years (the “Extended Reduced Premises Term”), commencing on June 1, 2024 and ending on May 31, 2031 (the “Extended Reduced Premises Termination Date”). All terms and provisions of the Lease, as amended hereby, shall apply to Tenant’s leasing of the Reduced Premises for and during the Extended Reduced Premises Term, except to the extent expressly provided otherwise in this Amendment.

3.
Condition of Reduced Premises. The Reduced Premises shall be leased to Tenant in its current “as is” condition, without representation or warranty, and without any obligation on the part of Landlord to perform any construction therein or to otherwise prepare the space for Tenant’s occupancy; provided Landlord will (i) install a separate Reduced Premises submeter for electric at Landlord’s cost, and (ii) perform the HVAC Unit Replacement and install the Temporary Supplemental Board Room Unit (as such terms are hereinafter defined) pending such HVAC Unit Replacement, all at Landlord’s sole cost.

Landlord shall replace, at Landlord’s sole cost, that certain rooftop HVAC unit which is designated as “RTU 3”, with a new rooftop HVAC Unit (the “HVAC Unit Replacement”) to provide customary heat and air conditioning in season during Normal Business Hours in accordance with the HVAC specifications attached hereto as Exhibit B (the “HVAC Specifications”). Landlord currently intends to perform the HVAC Unit Replacement by July 31, 2023 (the “Target HVAC Unit Replacement Date”), and will use reasonable efforts to complete the HVAC Unit Replacement by December 31, 2023 (the “Outside HVAC Unit Replacement Date”); provided, however, that each of the Target HVAC Unit Replacement Date and the Outside HVAC Unit Replacement Date shall be extended for any delays caused by Tenant and any delays caused by Force Majeure, including, without limitation, supply chain delays, shortages of labor or materials and governmental restrictions. Upon completion of the HVAC Unit Replacement, Section 6.1(b) of the Original Lease shall be deemed amended and restated in entirety as follows:

“(b) Heat and air-condition as required to maintain comfortable temperature consistently throughout the Premises (excluding specialized temperature and humidity control for computers, printers and other equipment) daily from 8:00 a.m. to 6:00 p.m. Monday through Friday, Saturdays from 8:00 a.m. to 12:00 p.m. (“Normal Business Hours”), the remainder of Saturdays, Sundays and Holidays excepted, consistent with the HVAC Specifications attached as Exhibit B to Third Amendment to Lease dated as of November , 2022 between Landlord and Tenant.”

Until such time as Landlord completes the HVAC Unit Replacement, Landlord shall install, at Landlord’s sole cost, a supplemental split system unit for Tenant’s board room in the Premise (the “Temporary Supplemental Board Room Unit”) to supplement the heating and air conditioning for such board room in the event of any unexpected issues with the existing HVAC unit pending the HVAC Unit Replacement. Landlord shall use reasonable efforts to install the Temporary Supplemental Board Room Unit promptly following the Amendment Effective Date, subject to Force Majeure, including, without limitation, supply chain delays, shortages of labor or materials and governmental restrictions. Notwithstanding anything to the contrary in the Lease,

Landlord shall be solely responsible for all utility costs to operate the Temporary Supplemental Board Room Unit.

4.
Tenant’s Reduced Premises Work. Notwithstanding that the Reduced Premises are being leased to Tenant in “as is” condition, Landlord acknowledges that Tenant intends to perform certain alterations and improvements to the Reduced Premises (the “Tenant’s Reduced Premises Work”). Tenant shall be permitted to perform Tenant’s Reduced Premises Work, subject to Tenant’s compliance with the terms and provisions of Section 8.3 of the Original Lease and pursuant to plans and specifications approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed so long as the proposed work will not affect the structure, systems or any areas exterior to the Reduced Premises. The Tenant’s Reduced Premises Work shall be performed by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall reimburse Landlord for any reasonable actual out-of-pocket expenses incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications (“Landlord’s Third Party Costs”), within thirty (30) days after Landlord’s delivery of an invoice therefor. Notwithstanding anything to the contrary in the Lease, however, Tenant shall not be obligated to pay any oversight or construction management fee to Landlord in connection with the Tenant’s Reduced Premises Work. Tenant shall, prior to the commencement of Tenant’s Reduced Premises Work, deliver to Landlord copies of all necessary permits and approvals, and evidence of the contractor’s and subcontractors’ insurance in accordance with the Lease. Tenant’s Reduced Premises Work shall be performed in a good and workmanlike manner, lien-free and in compliance with all applicable Laws.

5.
Reduced Premises Allowance. So long as Tenant shall not be in default under the Lease (as amended hereby), Landlord shall contribute up to $2,019,050.00 (the “Reduced Premises Allowance”), being $55.00 per rentable square foot in the Reduced Premises, toward the cost of Tenant’s Reduced Premises Work. The Reduced Premises Allowance shall be used solely to reimburse Tenant for all hard and soft costs relating to Tenant’s Reduced Premises Work, including the actual, documented construction costs (“Hard Costs”), architectural fees, engineering fees, MEP’s, furniture, fixtures, equipment, cabling, wiring, IT, and moving expenses (collectively, the “Construction Costs”) incurred in connection with Tenant’s Reduced Premises Work. Landlord’s Third Party Costs may be deducted by Landlord from the Reduced Premises Allowance. The Reduced Premises Allowance, however, shall not be available to be used or applied as a rent credit. In the event that the total costs of Tenant’s Reduced Premises Work exceed the Reduced Premises Allowance (reduced by any Landlord’s Third Party Costs paid therefrom), Tenant shall be solely responsible for all such excess costs. After Tenant shall have first paid the estimated amount of such excess costs, Tenant may submit to Landlord monthly requisitions for reimbursement setting forth actual Construction Costs incurred to date, which requisition shall contain invoices and such other evidence of the actual Construction Costs incurred by Tenant as Landlord may reasonably request, lien waivers, and a certificate by the architect or contractor that the work covered by the application has been completed in compliance with the provisions of Section 4 of this Amendment. Landlord shall reimburse Tenant from the remaining balance of the Reduced Premises Allowance, an amount equal to the actual Construction Costs properly set forth in the monthly requisition, within thirty (30) days after receipt of such requisition. Any portion of the Reduced Premises Allowance that is not requisitioned on or before the date that is nine (9) months after the Give Back Premises Yield Up Date shall be deemed forfeited by Tenant, and Landlord shall have no further obligation with respect thereto. Notwithstanding anything to the contrary contained herein,

Landlord shall not be obligated to disburse any portion of the Reduced Premises Allowance during the continuance of an uncured default under the Lease. In addition to the Reduced Premises Allowance, Landlord shall also reimburse Tenant not more than $5,506.50, being $0.15 per rentable square foot in the Reduced Premises, to reimburse it for third-party costs incurred in preparing a test fit plan for the Reduced Premises (“Test Fit Allowance”).

6.
Further Amendments to the Lease. The Lease is hereby further amended as follows:

(a)
Effective on the Amendment Effective Date, no Base Rent or Additional Rent shall be payable for the Give Back Premises unless Tenant shall become liable for holdover rent for failure to vacate the Give Back Premises in which event, for the purpose of Section 2.2 of the Lease, Base Rent shall be deemed to be payable therefor at the rate set forth in the Lease without regard to this Amendment.

(b)
Effective on the Amendment Effective Date, Base Rent for the Reduced Premises shall be payable as follows:

Period	Annual Base Rent	Monthly Installment of Base Rent
*Third Amendment Lease Year 1	$1,743,725.00	145,310.42
Third Amendment Lease Year 2	$1,791,677.44	149,306.45
Third Amendment Lease Year 3	$1,840,948.57	153,412.38
Third Amendment Lease Year 4	$1,891,574.65	157,631.22
Third Amendment Lease Year 5	$1,943,592.96	161,966.08
Third Amendment Lease Year 6	$1,997,041.76	166,420.15
Third Amendment Lease Year 7	$2,051,960.41	170,996.70
Third Amendment Lease Year 8	$2,108,389.33	175,699.11
Third Amendment Lease Year 9	$2,166,370.03	180,530.84

*Third Amendment Lease Year 1 shall mean the twelve (12) month period beginning on the Amendment Effective Date, provided that if the Amendment Effective Date shall not be the first day of a month, Third Amendment Lease Year 1 shall also include the partial month during which the anniversary of the Amendment Effective Date occurs (and Tenant shall pay Base Rent for such partial month on a prorated basis using a Monthly Base Rent equal to $145,310.42), and each subsequent Third Amendment Lease Year shall mean each successive period of twelve (12) calendar months following the expiration of Third Amendment Lease Year 1, provided that Third Amendment Lease Year 9 shall end on the Extended Reduced Premises Termination Date (i.e., May 31, 2031).

(c)
With respect to the Reduced Premises, beginning on the Amendment Effective

Date and continuing through the Extended Reduced Premises Termination Date, Tenant

shall continue to be obligated to pay Additional Rent for increases in Operating Expenses and Taxes under Article 5 of the Original Lease, using the Tenant’s Share and base years set forth below in Section 6 of this Amendment.

(d)
Effective on the Amendment Effective Date and continuing through the Extended Reduced Premises Termination Date, for purposes of calculating the Additional Rent amounts due from Tenant for the Reduced Premises for Tenant’s Share of increases in Operating Expenses and Taxes under Article 5 of the Original Lease, Tenant’s Share shall be reduced to 31.14%, subject to recalculation in the event of any change to the rentable area of the Premises or the Building, but in no instance shall Tenant’s Share exceed the current share of 31.14%.
(e)
Effective on the Amendment Effective Date and continuing through the Extended Reduced Premises Termination Date, for purposes of calculating the Additional Rent amounts due from Tenant for the Reduced Premises for Tenant’s Share of increases in Operating Expenses under Article 5 of the Original Lease, the Base Expense Year shall be calendar year 2023.

(f)
Effective on the Amendment Effective Date and continuing through the Extended Reduced Premises Termination Date, for purposes of calculating the Additional Rent amounts due from Tenant for the Reduced Premises for Tenant’s Share of increases in Taxes under Article 5 of the Original Lease, the Base Tax Year shall be the tax fiscal year July 1, 2022 to June 30, 2023.

7.
Payment of Utilities And Electricity. Tenant shall continue to be obligated to pay for utilities and services supplied to the Give Back Premises under the Lease during the period beginning on the Amendment Effective Date and ending on the Give Back Premises Yield Up Date.

Beginning on the Amendment Effective Date and continuing through the Extended Reduced Premises Termination Date, Tenant shall continue to be responsible to pay for electricity consumed for the Reduced Premises under Section 5.4 of the Original Lease. Prior to the Give Back Premises Yield Up Date, Landlord shall install at their sole cost and expense a submeter to measure electric consumption in the Reduced Premises. After the installation of such submeter, Tenant shall make payments to Landlord for the costs of the electricity measured by such submeter in the following manner: “Tenant shall pay on a monthly basis, as Additional Rent, 1/12th of Landlord’s reasonable estimate of the costs of such electricity together with Tenant’s payment of Base Rent, and Landlord shall reconcile such payments against the actual electricity usage based on Landlord’s reading of the submeter, absent manifest error, from time to time (but in any event no less often than once per year); in connection therewith, Landlord shall provide Tenant with reasonable back-up evidencing the electricity costs that are subject to reconciliation. Based on such reconciliation by Landlord, Tenant shall make any underpayments to Landlord within twenty (20) days of receiving Landlord’s reconciliation statement therefor, or, in the case of overpayments by Tenant, Landlord shall provide Tenant within twenty (20) days of Landlord’s reconciliation statement a credit against future payments of electricity costs.”

Notwithstanding anything to the contrary herein, Landlord shall be solely responsible for all utility costs to operate the Temporary Supplemental Board Room Unit as provided in Section 3 above.

8.
Extension Option. Tenant shall have the option to extend the Term of the Lease with respect to the Reduced Premises beyond the Extended Reduced Premises Termination Date for one (1) additional period of seven (7) years, upon the terms and conditions set forth in Exhibit A attached hereto. Effective as of the Amendment Effective Date, Article 17 of the Original Lease is hereby deleted in its entirety.

9.
Right of First Offer. Effective on the Amendment Effective Date, Article 19 of the Original Lease (Right of First Offer) is hereby deleted from the Lease.

10.
Tenant’s Parking Space Allotment. Effective as of the Amendment Effective Date, Section 1.3 of the Original Lease (as amended through the Second Amendment) is hereby amended by deleting the second sentence thereof and by substituting therefor the following sentence: “Upon the Amendment Effective Date of that Third Amendment to Lease dated as of November , 2022 between Landlord and Tenant, Tenant shall be entitled to 131 parking spaces pursuant to such ratio.”

11.
Assignment and Sublease. Section 12.1 of the Lease is hereby amended to provide that Landlord shall not be obligated to consent to an assignment of this Lease or a sublease of all or any part of the Premises if the proposed assignee or subtenant is a tenant of the Building or any other building in the Park in which the Building is located and Landlord has comparably sized available space for lease in the Building or any such other building

12.
Security Deposit. Landlord and Tenant acknowledge that Landlord is currently holding a Letter of Credit as the Security Deposit under the Lease in the amount of $133,106.00 (the “Letter of Credit”). The Letter of Credit shall continue be held by Landlord as the Security Deposit under the Lease for the period beginning on the Amendment Effective Date and continuing through the Extended Reduced Premises Termination Date (and, if the Term shall be so extended, for the extension period described in Section 8 above), subject to the terms and provisions applicable to the Letter of Credit as set forth in Section 4.6 of the Original Lease.

13.
Brokerage. Landlord and Tenant hereby represent and warrant to each other that, other than CBRE and JLL (collectively, the “Brokers”), neither has dealt with any real estate broker or agent in connection with the procurement of this Amendment. Tenant shall indemnify and hold Landlord harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than the Brokers in connection with the procurement of this Amendment because of any act or statement by Tenant.

14.
Successors And Assigns. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease (as amended hereby) shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15.
Submission Of Amendment Not An Offer. The submission of this Amendment shall not constitute an offer and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.
16.
Miscellaneous. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant represents and warrants to Landlord that, as of the date hereof, (a) Tenant is not in default under any of the terms and provisions of the Lease, (b) to Tenant’s knowledge, there are no uncured defaults or unfulfilled obligations on the part of Landlord, and

(c) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. Tenant further acknowledges that Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).

17.
Resolution Of Inconsistencies Or Conflicts. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

18.
Requirement Of Written Modification. This Amendment shall not be modified except in writing signed by both parties hereto.

19.
Counterpart Execution. This Amendment may be executed by the parties hereto in multiple counterparts; each of which when taken together shall constitute a fully executed original document. Additionally, telecopied or e-mailed/pdf signatures may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed/pdf document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

20.
Authority. Tenant represents and warrants to Landlord that all requisite organizational action has been taken in connection with this Amendment, and that the individual signing on behalf of Tenant has been duly authorized to bind Tenant. Landlord represents and warrants to Tenant that all requisite organizational action has been taken in connection with this Amendment, and that the individual signing on behalf of Landlord has been duly authorized to bind Landlord.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first indicated above.

LANDLORD:

25 CORPORATE DRIVE, a Delaware limited liability company

By: /s/ Rajiv S. Patel

Name: Rajiv S. Patel

Title: President

TENANT:

EVERBRIDGE, INC., a Delaware corporation

By: /s/ David Granata

Name: David Granata

Title: Senior Director - Procurement

EXHIBIT A

EXTENSION OPTION

If (a) there then is no Event of Default and (b) Tenant has not assigned this Lease and is not then subleasing, and has not previously sublet for more than a five year (5) year period more than thirty percent (30%) of the Premises, Tenant may extend the Term of the Lease with respect to the entire Reduced Premises beyond the Extended Reduced Premises Termination Date (i.e., May 31, 2031) for one (1) additional period of seven (7) years, by delivering written notice of the exercise thereof to Landlord not earlier than eighteen (18) months nor later than twelve (12) months before the Extended Reduced Premises Termination Date (“Extension Notice”). The Base Rent payable for such extended Term shall be the Prevailing Rental Rate (as hereinafter defined). As used herein, the “Prevailing Rental Rate” shall mean the annual prevailing rental rate (which shall include annual increases) for the applicable periods, for leases of space in comparable buildings in the Burlington, Massachusetts area, of comparable quality, size, utility and location (including proximity to amenities), with the length of the extended Term and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of Tenant’s Extension Notice, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent and the other terms and conditions offered. Tenant shall, within five (5) business days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate and calculation of the Base Rent for the extended Term (“Landlord’s Determination”). If Tenant fails to respond to Landlord’s Determination within such five (5) business day period, then Tenant shall be deemed to have rejected Landlord’s Determination. If Tenant timely notifies Landlord that Tenant accepts Landlord’s Determination, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a)
Base Rent shall be adjusted in accordance with Landlord’s Determination;
(b)
Tenant shall have no further extension option unless expressly granted by Landlord in writing; and
(c)
Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant timely rejects or is deemed to have rejected Landlord’s Determination, then the Extension Notice shall be deemed null and void and the Lease shall expire on the Extended Reduced Premises Termination Date unless terminated earlier pursuant to the terms of this Lease.

Tenant’s rights under this Exhibit shall terminate if (1) the Lease or Tenant’s right to possession of the Premises is terminated, (2) Except as provided for in Section 12.6 of the Original Lease (“Permitted Transfers”), Tenant assigns any of its interest in the Lease or sublets more than thirty percent (30%) of the Premises for more than a five (5) year period (3) Tenant is subleasing more than thirty percent (30%) of the Premises on the date of the delivery of Tenant’s exercise of the option to extend under this Exhibit A or (4) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

EXHIBIT B

HVAC SPECIFICATIONS

The HVAC system serving the Premises shall be capable of providing:

•
Summer indoor conditions of 76 degrees F DB (Maximum), when outdoor summer conditions are no higher than 88 degrees F DB; and

•
Winter indoor conditions of 66 degrees F DB (Minimum), when outdoor winter conditions are no lower than 0 degrees F DB;

in each case, subject to compliance with governmental directives or the rules and regulations of the provider of electrical service to the Building and subject to Tenant’s compliance with the terms of this Lease. The foregoing design conditions are based upon normal office use in the Premises and upon an occupancy that does not exceed the standard density limit for the Building.